As filed with the Securities and Exchange Commission on May 3, 2001.

                                                            File No. 333-58282

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933       [X]

   Pre-Effective Amendment No.  1                             [X]
                               ---

   Post-Effective Amendment No.


                            TEMPLETON INCOME TRUST
                            ----------------------
              (Exact Name of Registrant as Specified in Charter)

                                (954) 527-7500
                                --------------
                 (Registrant's Area Code and Telephone Number)

               500 EAST BROWARD BLVD., FT. LAUDERDALE, FL 33394
               ------------------------------------------------
   (Address of Principal Executive Offices: Number, Street, City, State, Zip
                                     Code)

                         MURRAY L. SIMPSON, ESQUIRE,
                         ----------------------------
                777 MARINERS ISLAND BLVD., SAN MATEO, CA 94404
                ----------------------------------------------
                    (Name and Address of Agent for Service)

                                   Copies to:

                             Bruce G. Leto, Esquire
                      Stradley, Ronon, Stevens & Young, LLP
                            2600 One Commerce Square
                           Philadelphia, PA 19103-7098

Approximate Date of Proposed Public Offering: As soon as practicable after this Registration Statement becomes effective under the Securities Act of 1933, as amended.

Title of the securities being registered: Shares of beneficial interest, par value $0.01 per share, of Templeton Global Bond Fund. No filing fee is due because Registrant is relying on Section 24(f) of the Investment Company Act of 1940, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine. This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

PART A, PART B AND PART C OF THE REGISTRATION STATEMENT ARE INCORPORATED BY REFERENCE TO REGISTRANT'S REGISTRATION STATEMENT ON FORM N-14, FILED WITH THE COMMISSION ON APRIL 4, 2001 (ACCESSION NO. 0000795402-01-000005).

                                  SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the City of San Mateo and the State of California, on the 3rd day of May, 2001.

                                 TEMPLETON INCOME TRUST
                                 (Registrant)

                                 By: /s/David P. Goss
                                    --------------------------
                                    David P. Goss, Vice President

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

GREGORY E. MCGOWAN*                 Principal Executive Officer
------------------
Gregory E. McGowan                  Dated: May 3, 2001

BRUCE S. ROSENBERG*                 Principal Financial and
------------------                  Accounting Officer
Bruce S. Rosenberg                  Dated: May 3, 2001

HARRIS J. ASHTON*                   Trustee
----------------
Harris J. Ashton                    Dated: May 3, 2001

NICHOLAS F. BRADY*                  Trustee
-----------------
Nicholas F. Brady                   Dated: May 3, 2001

S. JOSEPH FORTUNATO*                Trustee
-------------------
S. Joseph Fortunato                 Dated: May 3, 2001

ANDREW H. HINES*                    Trustee
----------------
Andrew E. Hines                     Dated: May 3, 2001

EDITH E. HOLIDAY*                   Trustee
-----------------
Edith E. Holiday                    Dated: May 3, 2001

CHARLES B. JOHNSON*                 Trustee
------------------
Charles B. Johnson                  Dated: May 3, 2001

BETTY P. KRAHMER*                   Trustee
----------------
Betty P. Krahmer                    Dated: May 3, 2001

GORDON S. MACKLIN*                  Trustee
------------------
Gordon S. Macklin                   Dated: May 3, 2001

FRED R. MILLSAPS*                   Trustee
-----------------
Fred R. Millsaps                    Dated: May 3, 2001



*By   /s/David P. Goss
     --------------------------------
      David P. Goss, Attorney-in-Fact
     (Pursuant to Power of Attorney previously filed)